Exhibit 99.1

News Release

Nucor Announces Election of David A. Sumoski as COO and Promotion of MaryEmily Slate, K. Rex Query, Douglas J. Jellison and Gregory J. Murphy

CHARLOTTE, N.C. – December 18, 2020 - Nucor Corporation (NYSE: NUE) announced today that its Board of Directors has elected Executive Vice President David A. Sumoski as Chief Operating Officer, effective January 1, 2021.

Mr. Sumoski, currently Executive Vice President of Bar, Rebar Fabrication and Construction Services, joined Nucor in 1995 as an electrical supervisor at Nucor Steel Berkeley, later serving as Maintenance Manager. He served as Vice President and General Manager of Nucor Steel Marion, Inc. and Nucor Steel Memphis, Inc. before being named Executive Vice President of Nucor in 2014.

Leon Topalian, Nucor’s President and CEO, commented, “I have known Dave since I began my career with Nucor at Nucor Steel Berkeley. He not only knows the Nucor culture, but I have watched him live it throughout his career. Dave is a leader known for his strategic thinking and passion for helping our teams generate exceptional results. I am excited to be working with Dave in his new capacity as we continue to take care of our Nucor families, customers and partners.”

Mr. Sumoski’s replacement will be named at a later date.

Nucor also announced the following additional executive-level promotions effective January 1, 2021:

MaryEmily Slate, Nucor’s Executive Vice President of Sheet and Tubular Products, has been appointed to the newly created position of Executive Vice President of Commercial. In her new role, Ms. Slate will focus on Nucor’s comprehensive enterprise commercial strategy.

“With over 36 years of steel industry experience, MaryEmily is well suited for this new and vital customer facing role, and we believe she will help lead the Nucor team to new heights in serving the needs of our customers both now and in the future,” said Mr. Topalian.

Ms. Slate joined Nucor in 2000 as District Sales Manager at Nucor Steel Arkansas. She later served as Sales Manager at Nucor Steel Decatur, LLC and then as Cold Mill Manager. Ms. Slate served as Vice President and General Manager of Nucor Steel Auburn, Inc. and Nucor Steel Arkansas before being promoted to Executive Vice President of Nucor in 2019.

K. Rex Query, President of Nucor’s Vulcraft/Verco Group, has been promoted to Executive Vice President of Sheet and Tubular Products. Mr. Query joined Nucor in 1990 as a financial analyst in the Corporate Office and subsequently served as Controller at Vulcraft South Carolina, Nucor Steel Berkeley and Nucor Steel Hertford.

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com

News Release

Nucor Announces Election of David A. Sumoski as COO and Promotion of MaryEmily Slate, K. Rex Query, Douglas J. Jellison and Gregory J. Murphy (Continued)

After serving as General Manager and Corporate Controller, Mr. Query’s positions included Vice President and General Manager at Nucor Steel Auburn, Inc., Nucor Steel Decatur, LLC, Nucor Steel South Carolina and Nucor Cold Finish as well as President of Nucor Europe.

Douglas J. Jellison, President of Nucor’s steel piling subsidiary, Skyline Steel LLC, has been promoted to Nucor’s Executive Vice President responsible for The David J. Joseph Company and Logistics. Mr. Jellison began his Nucor career in 1990 as Materials Manager at Nucor Bearing Products and has worked in various positions and businesses in his 30 years with Nucor, including several controller and business development roles. Mr. Jellison served as General Manager of Nucor Bearing Products, Vice President and General Manager of Nucor Steel Seattle, Inc. and Vice President and General Manager of Nucor-Yamato Steel Company. He then subsequently worked as President of Nucor Tubular Products before accepting his current position.

Gregory J. Murphy, Nucor’s General Counsel and Vice President of Legal, Environmental and Public Affairs, has been promoted to the newly created position of Executive Vice President of Business Services and General Counsel. Mr. Murphy began his Nucor career in 2015 as Vice President and General Counsel. He assumed additional responsibilities for environmental and public affairs earlier this year. Prior to joining Nucor, Mr. Murphy was a Partner with the law firm of Moore & Van Allen PLLC in Charlotte, where he was the team leader of the Litigation Practice Group and served for a decade on the firm’s Executive Committee.

“I am very pleased to announce all five of these executive management team promotions, which will enhance Nucor’s ability to serve our customers, team and shareholders. I look forward to working alongside each of these talented executives as we position Nucor as the differentiated market leader,” said Mr. Topalian.

About Nucor

Nucor and its affiliates are manufacturers of steel and steel products, with operating facilities in the United States, Canada and Mexico. Products produced include: carbon and alloy steel — in bars, beams, sheet and plate; hollow structural section tubing; electrical conduit; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; precision castings; steel fasteners; metal building systems; steel grating; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and hot briquetted iron / direct reduced iron; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America’s largest recycler.

Contacts:	Paul Donnelly Director of Investor Relations 704-264-8807	Katherine Miller Director of Public Affairs704-353-9015

Nucor Executive Offices: 1915 Rexford Road, Charlotte, North Carolina 28211

Phone 704-366-7000 Fax 704-362-4208 www.nucor.com